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                                                                EXHIBIT 21.1


                        SUBSIDIARIES OF THE REGISTRANT


        The registrant has two wholly owned subsidiaries: Jamestown Resort; Marina, Inc., a Kentucky corporation and Key West Conch Harbor, Inc., a Florida corporation. Both companies do business under their own name.